EX-35.18
(logo) WELLS FARGO

Commercial Mortgage Servicing
D1086-120, 12th Floor
550 Tryon Street
Charlotte, NC  28202
1-800-326-1334

Banc of America Merrill Lynch Commercial Mortgage Inc.
Bank of America Trust
One Bryant Park
New York, NY 10036
Attention: Leland F. Bunch


ANNUAL STATEMENT OF COMPLIANCE

Reference is hereby made to that certain Pooling and Servicing Agreement dated as of October 1, 2013, by and among Morgan Stanley Capital I Inc., as Depositor, Wells Fargo Bank, National Association, as Master Servicer, Certificate Administrator, Certifiate Registrar, Authenticating Agent and Custodian, Midland Loan Services, A Division of PNC Bank, National Association, as Special Servicer, Trimont Real Estate Advisors, Inc, as Trust Advisor and U.S. Bank National Association as Trustee, with respect to Commercial Mortgage Pass-Through Certificates Series 2013-C12 (the "Agreement"), as it relates to the Pari Passu portion of the Marriott Chicago River North Hotel loan that is in the Morgan Stanley Bank of America Merrill Lynch Trust 2013-C11. Capitalized terms used herein not otherwise defined shall have the meanings assigned in the Agreement.

Pursuant to Section 13.9 of this Agreement, I, Daniel Bober, Executive Vice President of Commercial Mortgage Services do hereby certify that:

1. A review of the activities of the Master Servicer during the period from January 1, 2013 through December 31, 2013 (the "Reporting Period"), and of its performance per the Agreement during such period has been made under my supervision, and

2. To the best of my knowledge, based on such review, the Master Servicer, has fulfilled all of its obligations under the Agreement in all material respects throughout the Reporting Period.

IN WITNESS WHEREOF, the undersigned has executed this Certificate as of the 7th day of March 2014.


/s/ Daniel Bober
Daniel Bober
Executive Vice President
Wells Fargo Bank


Wells Fargo Bank, N.A.

(logo) Together we'll go far